Exhibit 6.11

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT, dated as of July 28, 2023 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among SETPOINT RESIDENTIAL FINTECH FUND L.P., a Delaware limited partnership as administrative agent and lender (referred to as “Administrative Agent” or “Lender”), OWNIFY, INC., a Delaware corporation, as sponsor (in such capacity, the “Sponsor”), FOLSOM STREET PROPERTY MANAGEMENT LLC, a Delaware limited liability company, as property manager (in such capacity, the “Property Manager”), and MISSION PROPERTY HOLDINGS LLC, a Delaware series limited liability company, for itself and on behalf of each of its designated Series (collectively “Borrower”).

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (unless otherwise expressly provided in any Loan Document and subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Revolving Loan Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Availability Period, Lender shall make advances (each, a “Revolving Loan Advance” and, collectively, the “Revolving Loan Advances”) available to Borrower in an aggregate original principal amount not to exceed the Facility Amount. After repayment, the Revolving Loan Advances (or any portion thereof) may be reborrowed again in accordance with the terms hereof.

(b) Interest Period. Commencing on the Funding Date of the applicable Revolving Loan Advance, interest on the principal amount of each Revolving Loan Advance shall accrue at the rate set forth in Section 2.3(a) and such accrued and unpaid interest shall be payable in full on each Interest Payment Date.

(c) Repayment. All outstanding principal and accrued and unpaid interest with respect to the Revolving Loan Advances, and all other outstanding Obligations with respect to the Revolving Loan Advances, are due and payable in full on the Revolving Loan Maturity Date.

(d) Mandatory Prepayment.

(i) If at any time any Underlying Property is determined to not be an Eligible Property, then Borrower shall prepay the Revolving Loan Advances in an aggregate amount equal to 100% of the Revolving Loan Advance that was advanced in connection with the financing of such Underlying Property (to the extent of the Revolving Loan Advance amount outstanding as of such date) within two (2) Business Days of Borrower’s receipt of written notice from Administrative Agent or Lender that such Underlying Property is determined to not be an Eligible Property. Such written notice shall include Lender’s or, as the case may be, Administrative Agent’s basis for determining that such Underlying Property is not an Eligible Property and such other information as reasonably requested by Borrower.

(ii) On the date of receipt by any Credit Party of any net cash proceeds from any purchase, repurchase or indemnification proceeds provided for in a PSA, to the extent such net cash proceeds have not been remitted into the Collection Account pursuant to Section 2.5(b), Borrower shall prepay the related Revolving Loan Advances in an aggregate amount equal to 100% of such net cash proceeds.

(iii) Upon the occurrence of a Change in Control of any Credit Party, Borrower shall prepay the aggregate amount of all outstanding Revolving Loan Advances and the Availability Period shall be automatically deemed to be expired.

(iv) If at any time there is a Borrowing Base Deficiency, Borrower shall immediately prepay the Revolving Loan Advances in an amount sufficient to eliminate such Borrowing Base Deficiency.

(e) Permitted Prepayment of Revolving Loan Advances. Any Revolving Loan Advance may be prepaid without any prepayment fee other than the Make-Whole Amount, if applicable.

(f) Facility Amount Increases. Lender may, in its sole discretion from time to time during the Availability Period so long as no Event of Default has occurred and is continuing, increase the Facility Amount by

$5,000,000 (the amount of each such increase, an “Upsize Amount” and the date on which any Upsize Amount is granted, an “Upsize Date”) in minimum increments of $2,500,000 up to an aggregate amount of $10,000,000 upon mutual agreement of the Credit Parties and Lender. During the period beginning one hundred eighty (180) days after the Effective Date and ending upon the expiration of the Availability Period, with respect to any date in question during such period, if the outstanding amount of the Revolving Loan Advances do not exceed fifty percent (50%) of the Facility Amount at any time during the three (3) months prior to such date, Lender may, in its sole discretion, decrease the Facility Amount (the amount of each such decrease, a “Downsize Amount”) upon written notice to the Credit Parties (the date of such notice, a “Downsize Date”).

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. The principal amount outstanding for each Revolving Loan Advance shall accrue interest at a floating per annum rate equal to the sum of (i) the Benchmark rate plus (ii) the Drawn Margin, which interest shall be payable in accordance with Section 2.3(c) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percent (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by any Credit Party pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or Lender.

(c) Payment; Interest Computation. Interest is payable on each Interest Payment Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. New York City time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the Funding Date shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(d) Inability to Determine Applicable Interest Rate.

(i) Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date on which Administrative Agent has provided notice of such Benchmark Replacement to Lender and Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of Revolving Loan Advances to be made that would bear interest by reference to such Benchmark until Borrower’s receipt of such notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender or Administrative Agent pursuant to this Section 2.3(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.3.

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including SOFR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.4 Fees. Borrower shall pay to Administrative Agent, for the benefit of Lender:

(a) Origination Fee. On the Effective Date, a fully earned and non-refundable origination fee in an aggregate amount equal to Eighty-Seven Thousand Five Hundred and No/100 Dollars ($87,500.00). In addition, upon the increase of the Facility Amount pursuant to Section 2.2(f), Borrower shall pay to Administrative Agent, for the benefit of Lender, on each Upsize Date, a fully earned and non-refundable origination fee in an aggregate amount equal to 1.00% of the Upsize Amount.

(b) Lender Expenses. All Lender Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Administrative Agent or Lender).

(c) Make-Whole Payments. (i) Upon a termination of this Agreement during the Make-Whole Period or (ii) if the monthly weighted average of the Unused Commitment Percentage during the Make-Whole Period is equal to or greater than 50%, then Borrower shall pay to Lender the Make-Whole Amount on the earlier of (I) the termination of this Agreement and (II) the expiration of the Make-Whole Period.

(d) Unused Fee. On each Payment Date on or following that date that is one hundred and eighty (180) days after the date hereof, Borrower shall pay to Administrative Agent, for the benefit of Lender, with respect to the period occurring since the immediately prior Payment Date, as an unused fee (the “Unused Fee”) an amount equal to the product of (a) one and a half of one percent (1.50%) per annum multiplied by (b) the difference between the then applicable Facility Amount and the average aggregate outstanding principal amount of the Revolving Loan Advances for such period multiplied by (c) the number of days since the last Payment Date, divided by (d) 360.

Unless otherwise provided in this Agreement or in a separate writing by Administrative Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Administrative Agent or Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder. Lender may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c).

2.5 Payments; Accounts; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. New York City time on the date when due. Payments of principal and/or interest received after 12:00 p.m. New York City time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Borrower shall establish and maintain the Collection Account and the Reserve Account for the benefit of Administrative Agent and Lender. The Credit Parties and the Property Manager shall cause all Income of Borrower to be remitted directly into the Collection Account promptly and in no event no later than two (2) Business Days after receipt. If, on any Payment Date, amounts deposited in the Collection Account to be paid on such Payment Date pursuant to clauses (i) through (iv) of Section 2.5(c) are less than the aggregate amount required to be distributed pursuant to such clauses of Section 2.5(c), Borrower or other holder of the Reserve Account shall withdraw the amount of such deficiency, up to the amount available in the Reserve Account, from the Reserve Account and apply such amount in the order of priority and in the manner set forth in such clauses of Section 2.5(c).

(c) On each Payment Date (or such other date as agreed to by Borrower and Administrative Agent) Borrower shall remit amounts held in the Collection Account and the Reserve Account, if applicable, in the following amounts and priority:

(i) First, to Administrative Agent, for the benefit of Lender, to pay the accrued and unpaid fees and expenses owed pursuant to Section 2.4;

(ii) Second, to the extent such Payment Date is an Interest Payment Date, to Administrative Agent, for the benefit of Lender, to pay any accrued but unpaid interest;

(iii) Third, to the Reserve Account until the amount in the Reserve Account reaches the Reserve Account Required Amount;

(iv) Fourth, to Administrative Agent, for the benefit of Lender, any indemnification amounts owed to Administrative Agent or Lender, an amount equal to the Borrowing Base Deficiency (if any), plus any unpaid Borrowing Base Deficiency accrued on any prior Payment Date, and any other accrued but unpaid fees and expenses of Administrative Agent or Lender in connection with this Agreement and any other Loan Document as of the last day of the preceding month;

(v) Fifth, prior to the expiration of the Availability Period and so long as no Cash Sweep Event is then in effect, to the Credit Parties for their own account, any remaining amounts in the Collection; and

(vi) Sixth, upon the expiration of the Availability Period or at a time when a Cash Sweep Event is then in effect, to be applied first to the outstanding Obligations until the payment in full of the Obligations and second, any remaining amounts to the Credit Parties.

(d) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Administrative Agent (acting at the direction of Lender) has the exclusive right to determine the order and manner in which all Income and other amounts deposited in the Collection Account and the Reserve Account may be applied to the Obligations. No Credit Party shall have the right to specify the order or the accounts to which Administrative Agent (acting at the direction of Lender) shall allocate or apply any payments required to be made by any Credit Party to Lender or otherwise received by Administrative Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6 Withholding. Payments received by Administrative Agent or Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender or Administrative Agent, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Administrative Agent, on behalf of Lender, receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Lender or Administrative Agent with proof reasonably satisfactory to Lender or Administrative Agent indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Lender and Administrative Agent shall have received, in form and substance satisfactory to Lender and Administrative Agent, those documents set forth below:

(a) duly executed signatures to the Loan Documents;

(b) the Operating Documents and good standing certificates of each Credit Party certified by the Secretary of State of each Credit Party’s state of formation and each Existing State Location, each as of a date no earlier than ten (10) days prior to the Effective Date;

(c) duly executed signatures to the completed Borrowing Resolutions for each Credit Party;

(d) a duly executed secretary’s corporate borrowing certificate of each Credit Party with respect to such Credit Party’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(e) certified copies, dated as of a recent date, of financing statement searches, as Administrative Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) evidence satisfactory to Lender and Administrative Agent that the insurance policies and endorsements required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Administrative Agent and a certificate of insurance for the applicable Property Manager’s insurance coverage required in Section 6.9(l) hereto;

(g) executed copies of (A) general corporate and enforceability opinion or opinions of external counsel to each Credit Party including an Investment Company Act opinion and non-contravention with respect to organizational documents and material agreements; (B) a security interest opinion of external counsel covering the first lien priority and perfection of the Administrative Agent’s interest, on behalf of Lender, in the Collateral and the Pledged Collateral (as defined in each of the Guaranty and Pledge Agreement and the Series Guaranty and Pledge Agreement); and (C) a non-consolidation opinion of external counsel, in form and substance satisfactory to Lender and Administrative Agent in their sole discretion;

(h) forms of any Underlying Customer Documents including, without limitation, the PSA, delivered to Administrative Agent. Administrative Agent shall have completed, to its reasonable satisfaction, its due diligence review of such documents; and

(i) payment of the Lender Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Payment/Advance Form;

(b) confirmation that the Revolving Loan Advance is in an aggregate minimum amount of $100,000;

(c) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and/or the Payment/Advance Form and on the Funding Date of each Credit Extension;

(d) after giving effect to the requested Credit Extension, the aggregate outstanding principal amount of the Revolving Loan Advances would not exceed the Facility Amount;

(e) each Underlying Property proposed to be financed is an Eligible Property;

(f) before and after giving effect to the requested Credit Extension, no event shall have occurred and be continuing or would result from the consummation of the Credit Extension that would constitute an Event of Default or an uncured Default or result in a Borrowing Base Deficiency;

(g) delivery to and confirmation of receipt from Administrative Agent of the Pre-Closing Deliverables associated with the related Eligible Property;

(h) Lender and Administrative Agent determine to their reasonable satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by any Credit Party from the most recent business plan of such Credit Party presented to and accepted by Lender; and

(i) Execution of a joinder by each applicable Series to the Series Guaranty and Pledge Agreement in a form and substance acceptable to Administrative Agent.

3.3 Covenant to Deliver. Each Credit Party agrees to deliver to Administrative Agent and Lender each item required to be delivered to Administrative Agent or Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Administrative Agent (which notice shall be irrevocable) by electronic mail or through the Setpoint technology platform provided by Setpoint Technologies, Inc. (the “Setpoint Technologies Platform”) by 12:00 p.m. New York City time at least one (1) Business Day prior to the proposed Funding Date of the Credit Extension. Together with any such electronic notification, Borrower shall deliver to Administrative Agent by electronic mail or through the Setpoint Technologies Platform a completed Payment/Advance Form executed by an Authorized Signer. Administrative Agent shall wire the Credit Extensions to an account designated by Borrower pursuant to wire instructions provided by Borrower or its designee. Lender may make Credit Extensions under this Agreement based on instructions from an Authorized Signer.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Administrative Agent, for the benefit of Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Administrative Agent, for the benefit of Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Administrative Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Lender’s obligation to make Credit Extensions has terminated, Administrative Agent shall, at the sole cost and expense of the Credit Parties, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations) are satisfied in full in cash, and (y) this Agreement is terminated, Administrative Agent shall terminate the security interest granted herein and under the other Loan Documents.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Administrative Agent’s Lien under this Agreement) to the extent that such security interest can be perfected by filing a UCC financing statement.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Administrative Agent to file financing statements, without notice to the Credit Parties and the Property Manager, with all appropriate jurisdictions to perfect or protect Administrative Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by any Credit Party or any other Person, shall be deemed to violate the rights of Administrative Agent, on behalf of Lender, under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s or Administrative Agent’s discretion. Administrative Agent will deliver copies of all filed financing statements to Borrower within ten (10) days of filing; provided, however, failure of Administrative Agent to deliver such copies shall not be deemed a default or Event of Default by Administrative Agent or Lender.

4.4 Assignment of Eligible Property Legal Documents. In furtherance of the foregoing, Borrower hereby collaterally assigns to Administrative Agent, for the benefit of Lender, all of Borrower’s right, title to and interest in, to and under (but not any obligations under) any PSA, any Eligible Property Legal Documents, all other related agreements, contracts, takeout commitments, documents and instruments evidencing or guarantying any Collateral and all other agreements, documents and instruments related to or constituting any of the foregoing (the “Assigned Documents”). Borrower confirms and agrees that (x) prior to the occurrence of an Event of Default, Borrower shall enforce its rights and remedies under each Assigned Document, and (y) upon the occurrence of an Event of Default, Lender (or its designee) and Administrative Agent shall have the right to enforce Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of Lender or its designee to perform any of the obligations of Borrower under any such Assigned Document.

5. REPRESENTATIONS AND WARRANTIES

Each Credit Party and the Property Manager represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. It is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in the Existing State Locations.

The execution, delivery and performance by it of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of its organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which it or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b)) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which it is bound. It is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on its business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. The Collateral is not in the possession of any third party bailee (such as a warehouse). None of the components of the Collateral shall be maintained at locations other than within an Existing State Location.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against it or any of its Subsidiaries involving more than, individually or in the aggregate, Fifty Thousand Dollars ($50,000.00).

5.4 Financial Statements; Financial Condition. All consolidated financial statements for the Sponsor and its consolidated Subsidiaries delivered to Administrative Agent fairly present in all material respects its consolidated financial condition and its consolidated results of operations. There has not been any material adverse change in its consolidated financial condition since the date of the most recent financial statements submitted to Administrative Agent.

5.5 Solvency. The fair salable value of its consolidated assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; it is not left with unreasonably small capital after the transactions in this Agreement; and it is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. It is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. It is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). It (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of its or any of its Subsidiaries’ properties or assets has been used by it or any Subsidiary or, to the best of its knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any Hazardous Substance that reasonably could be expected to give rise to liability of it or any Subsidiary. It and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. It has timely filed all required tax returns and reports, and it has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by it that are currently due and payable except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Five Thousand Dollars ($5,000.00).

To the extent it defers payment of any contested taxes, it shall (i) notify Administrative Agent and Lender in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. It is unaware of any claims or adjustments proposed for any of its prior tax years which could result in additional taxes becoming due and payable by it. It has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and it has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of it, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to acquire and hold Eligible Properties to be purchased by it subject to a PSA.

5.10 Full Disclosure. No written representation, warranty or other statement of it in any certificate or written statement given to Administrative Agent and/or Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Administrative Agent and/or Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Administrative Agent and Lender that the projections and forecasts provided by it in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to its knowledge or awareness, to the “best of” its knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6. AFFIRMATIVE COVENANTS

Each Credit Party and the Property Manager shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each Existing State Location. It shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by it of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Administrative Agent, for the benefit of Lender, in all of its property. It shall promptly provide copies of any such obtained Governmental Approvals to Administrative Agent and Lender.

6.2 Financial Statements, Reports, Certificates. Provide Administrative Agent and Lender with the following:

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering the Sponsor and its consolidated Subsidiaries’ consolidating operations for such month certified by a Responsible Officer and in a form acceptable to Administrative Agent (the “Monthly Financial Statements”);

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, it was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement, the calculation of the Borrowing Base on a form acceptable to Administrative Agent and such other information as Administrative Agent or Lender may reasonably request;

(c) Annual Audited Financial Statements. As soon as available, but no later than one hundred twenty (120) days after the last day of its fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Administrative Agent;

(d) Other Statements. Within five (5) days of (i) delivery, copies of all statements, reports and notices made available to its security holders or to any holders of Subordinated Debt and (ii) of receipt, copies of any material adverse notices, reports, management letters, notices from Governmental Authorities or other information contained in writing concerning significant aspects of each of the Credit Party’s operations and financial affairs given by its independent certified public accountants;

(e) SEC Filings. In the event that it becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by it with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which it posts such documents, or provides a link thereto, on its website on the internet at its website address; provided, however, it shall promptly notify Administrative Agent and Lender in writing (which may be by electronic mail) of the posting of any such documents;

(f) Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information. It understands and acknowledges that Lender relies on such true, accurate and up-to-date beneficial ownership information to meet Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against it or any of its Subsidiaries that could result in damages or costs to it or any of its Subsidiaries of, individually or in the aggregate, Fifty Thousand Dollars ($50,000.00);

(h) Regulatory Event. A prompt report of any Regulatory Event pending or threatened against it or any of its Subsidiaries or Affiliates;

(i) Funding Projections. Any reasonably available periodic funding projections of a Credit Party; and

(j) Other Financial Information. Other financial information reasonably requested by Administrative Agent or Lender.

6.3 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by it and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Administrative Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in its industry and location and as Lender or Administrative Agent may reasonably request. Insurance policies shall be in a form, with insurance companies rated A- or better by A.M Best and that are not Affiliates of it, and in amounts that are satisfactory to Administrative Agent. All property policies shall have a lender’s loss payable endorsement showing Administrative Agent as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Administrative Agent as an additional insured. Administrative Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Administrative Agent’s option, payable to Administrative Agent on account of the Obligations.

(c) At Administrative Agent or Lender’s request, it shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.4 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Administrative Agent and Lender, that it will give Administrative Agent and Lender thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled, or ten (10) days prior written notice for cancellation due to non-payment of premium. If it fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Lender and/or Administrative Agent, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Lender deems prudent.

6.5 Accounts. It shall not establish or maintain a deposit account or a securities account that is not an Account and it shall not, nor direct any Person to, deposit Income in a deposit account or a securities account that is not an Account.

6.6 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Administrative Agent and Lender, without expense to Administrative Agent, its officers, employees and agents and its books and records, to the extent that Administrative Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to any Collateral.

6.7 Books and Records. Allow Administrative Agent, Lender, or their agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect, audit and copy its Books; provided, that prior to the occurrence of an Event of Default, such inspections shall be limited to twice per calendar year. The foregoing inspections and audits shall be at its expense, plus reasonable out-of-pocket expenses of Lender.

6.8 Further Assurances. Execute any further instruments and take further action as Administrative Agent and/or Lender reasonably requests to perfect or continue Administrative Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Administrative Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of it or any of its Subsidiaries.

6.9 Property Management.

(a) Each Underlying Property shall be managed under the terms and conditions of this Agreement. Borrower hereby engages, appoints, and retains Property Manager as an independent contractor to provide the Services for the Underlying Properties as Borrower’s agent during the term of this Agreement upon the terms and conditions herein set forth. Property Manager accepts such engagement and appointment by Borrower to provide the Services to the Underlying Properties for the term of this Agreement in accordance with the terms and conditions herein provided.

(b) The Property Manager shall provide the Services as specified in this Agreement and such other services as directed by Borrower and agreed by the parties in writing. Notwithstanding the foregoing, Borrower recognizes that vendors and sub-contractors are currently expected to provide certain of the day-to-day property level services (e.g., preservation, repair, management, and related services) on behalf and at the direction of Property Manager and at Borrower’s expense in accordance with the terms of this Agreement.

(c) The Property Manager shall perform the Services for the Underlying Properties in compliance with all applicable federal, state and local laws, ordinances, regulations (and any declaration and by-laws governing the Underlying Properties) and industry guidelines and in accordance with Accepted Property Management Practices and in a good workmanlike manner consistent with industry practices. The Property Manager’s employees and independent contractors shall not be deemed employees of Borrower; provided that Borrower may require that certain employees that it considers unacceptable not be involved in connection with the performance of the Services.

(d) The Property Manager shall provide Borrower with property repair and maintenance Services as are required or advisable in connection with the Underlying Properties. With respect to such Services, Borrower hereby expressly authorizes Property Manager to arrange for, supervise, and enter into contracts for all repairs and maintenance as Property Manager considers necessary and appropriate.

(e) Notwithstanding anything to the contrary in this Agreement, Borrower shall retain the authority and responsibility to supervise Property Manager in connection with the performance of the Services and the Property Manager shall not make any material change to its Underwriting Policies without the consent of Administrative Agent.

(f) The Property Manager shall maintain an accurate set of books of account and other records, in form and substance mutually agreed upon, with respect to the Underlying Properties and the Services, containing, among other things, separate entries for all amounts received and expenditures incurred in the management of the Underlying Properties and the provision of the Services. Such books of account shall be available upon five (5) days’ advanced written notice, during normal business hours for inspection by Borrower, Administrative Agent, Lender or Borrower’s, Administrative Agent’s or Lender’s duly authorized agents. Such books and records shall be kept, in all material respects, in accordance with sound accounting practices.

(g) The Property Manager shall provide to Borrower and Agent or their respective designees the reports required to be delivered with respect to the Underlying Properties, as and when required hereunder. The Property Manager shall make representatives available, at reasonable times and on reasonable notice, but no less than five (5) Business Days, to consult with Borrower, Agent or their respective designees on matters relating to the provision of the Services.

(h) All compensation and other similar fees to be paid to Property Manager in connection with the Services shall be set forth and made in accordance with Exhibit C, and the Property Manager shall not be entitled to any other additional or separate compensation from Borrower under this Agreement.

(i) The Property Manager shall be solely responsible for all acts or omissions of any vendor or sub-contractor used by it.

(j) The Property Manager shall comply with all privacy and data protection laws, rules, and regulations that are or that may in the future be applicable to the information disclosed by Borrower or learned by the Property Manager while providing the Services, pursuant to this Agreement or in connection with any transactions or activities covered by this Agreement.

(k) Borrower shall not be liable to Property Manager or others for, and Property Manager shall defend, indemnify and hold Borrower, Administrative Agent and Lender and each of their affiliates, officers, members, managers, directors, investors, agents, contractors, subcontractors, residents, visitors, licensees, invitees, permitees and employees harmless and to save and defend it from and against any and all liabilities, losses, costs, suits, damages and expenses (including reasonable attorneys’ fees and costs) arising from third party claims, whether or not occurring during the term of this Agreement, arising out of or incurring in connection with (a) any injury or damage to or suffered by persons or property of any kind or nature to the extent such injury or damage arises out of or results from (i) the gross negligence, willful misconduct or omissions by Property Manager or of any Property Manager vendor and their respective employees, agents, servants or other persons for whom Property Manager is responsible (collectively, “Manager Parties”), (ii) a breach by Property Manager of this Agreement or any term, provision, covenant, or representation contained herein, and (iii) any violation of applicable laws by any Manager Party.

(l) Throughout the term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, Property Manager shall maintain in full force and effect such kinds and amounts of insurance coverage as shall be required to be maintained pursuant to the provisions of any mortgage, deed of trust, or other security instrument (to the extent applicable) with respect to the Underlying Properties and such other insurance (e.g, fire, flood, earthquake, etc.) as Property Manager considers appropriate in connection with its business, including, but not limited to, the following coverages:

(i) Commercial general liability insurance with minimum limits of $1,000,000 per occurrence and $5,000,000 general aggregate. Aggregate limits may be met through a combination of general liability and umbrella or excess liability insurance policies.

(ii) Borrower shall be named as an additional insured under Property Manager’s commercial general liability and umbrella or excess liability policies.

(iii) Property Manager’s insurance shall be primary and Borrower’s insurance shall not contribute in any way to claims, loss, costs, expenses or attorney fees arising out of the Property Manager’s operations. Property Manager’s liability insurance policies shall include a primary and non-contributory endorsement naming Borrower.

(iv) Workers Compensation and Employers Liability coverage with minimum limits of $1,000,000 per accident or statutory limits.

(v) Property Manager and their insurance carriers shall waive all rights of subrogation against Borrower.

(vi) Property Manager’s Errors & Omissions with minimum limits of $1,000,000 per occurrence and $2,000,000 in the aggregate, naming Borrower as additional insured.

(vii) Employment Practices Liability with minimum limits of $1,000,000 per occurrence. Such policy shall include coverage for Third Party Wrongful Acts.

(viii) Network security and cyber liability insurance that includes coverage for the anticipated costs and expenses associated with a data security incident or evidence of insurance in lieu of policy.

(ix) Borrower shall be provided with a certificate of insurance for Property Manager’s commercial general liability and workers compensation coverage for Property Manager’s employees. Such liability insurance shall include, where allowable under all applicable laws, a provision wherein the insurance company shall provide to Borrower 30-days’ written notice of cancellation, material change or non-renewal and 10-days’ notice for non-payment of premiums.

(m) The Property Manager is an independent contractor and nothing contained in this Agreement or in any document executed in connection with this Agreement shall be construed to create a joint venture, partnership or agency relationship between the parties. In no event shall Property Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Borrower other than as expressly set forth herein. The Property Manager shall have no authority to enter into agreements of any kind on behalf of Borrower or otherwise bind or obligate Borrower to any third party in any manner whatsoever other than as expressly set forth in this Agreement.

(n) The Property Manager shall (i) diligently perform and observe all of the terms, covenants and conditions of this Agreement as such terms may apply to the Property Manager and (ii) promptly notify Administrative Agent of any Property Manager Default or any default by the Property Manager in the performance or observance of any of the terms, covenants or conditions of this Agreement that may apply to the Property Manager. The Property Manager shall not sub-contract any or all of its management responsibilities under this Agreement to a third-party without the prior written consent of Administrative Agent.

(o) Without limitation of the foregoing, at any time prior to the payment in full of the Obligations hereunder, Administrative Agent may, following and during the continuance of an Event of Default or a Property Manager Default, terminate and replace the related Property Manager and perform any or all of its duties under this Agreement, without penalty or fee. At such time as the Property Manager may be removed, Administrative Agent shall appoint a successor Property Manager in its reasonable discretion.

(p) In connection with any termination of Services, any resignation by the Property Manager or any replacement of the Property Manager, the Property Manager agrees to cooperate with the Credit Parties, Administrative Agent and Lender or its designee, and to cause Property Manager’s officers and employees to cooperate (during business hours and upon reasonable advance notice), in the transition to any successor Property Manager.

(q) Any and all amounts owed to the Property Manager by Borrower and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held by Property Manager in and to the Underlying Properties are and shall be in all respects subordinate and inferior to the rights, liens and security interests for the benefit of Administrative Agent, and securing the repayment of the Credit Extensions and the performance of the obligations under this Agreement and the other Loan Documents, and all renewals, extensions, increases, supplements, amendments, modifications or replacements thereof. All Property Manager fees and all rights and privileges of Property Manager to payment by Borrower of such fees and any other amounts owed to Property Manager by Borrower are hereby and shall at all times continue to be subject and subordinate in all respects in lien and payment to the lien and payment of this Agreement and the other Loan Documents, and the rights, privileges and powers of Administrative Agent, for the benefit of Lender, hereunder.

(r) Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by applicable law, the Property Manager agrees that it shall not institute, or join any other Person in instituting, a petition or proceeding that causes (A) Borrower to be a debtor under any federal or state bankruptcy or similar insolvency law, (B) a trustee, conservator, receiver, liquidator, or similar official to be appointed for Borrower or any substantial part of any of its assets or (C) Borrower to be subject to an Insolvency Proceeding.

6.10 Servicing. It shall, at all times during the term of this Agreement and during which a Credit Extension is outstanding, contract with a servicer to service the Underlying Property consistent with the degree of skill and care that it customarily requires with respect to similar properties owned or managed by it and in accordance with generally accepted servicing practices. It shall ensure that servicer (i) complies with all applicable federal, state and local laws and regulations, (ii) maintains all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) does not impair the rights of Administrative Agent or Lender in any Underlying Property or any payment thereunder.

6.11 Security Interest. Borrower shall do all things necessary or required by the Loan Documents, the Eligible Property Legal Documents or Requirements of Law, or as requested by Administrative Agent to preserve the Collateral so that it remains subject to a perfected security interest hereunder with the priority provided for herein, including executing or causing to be executed (A) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto and (B) all documents necessary to collaterally assign to Administrative Agent all rights (but none of the obligations) of it under each PSA.

6.12 Custodial Delivery. It shall deliver to Custodian via the Setpoint Technologies Platform, as soon as possible but no later than seven (7) days after each Funding Date, (i) the Eligible Property Legal Documents relating to each Eligible Property that was financed on such Funding Date and (ii) a schedule identifying for each such Eligible Property the related Eligible Property Legal Documents being delivered and identifying, as applicable, for each Eligible Property Legal Document, the Data Fields. It shall promptly deliver or cause to be delivered, or do such other acts as may be reasonably required by Administrative Agent and/or Lender, to cure any and all exceptions to the Eligible Property Legal Documents that are identified by the Custodian.

6.13 Changes in Existing State Locations. It shall provide Administrative Agent and/or Lender with ninety (90) days prior written notice before conducting any business or operations in any states other than in an Existing State Location.

6.14 Additional Collateral. Borrower will cause each of its designated Series to become a guarantor under the Series Guaranty and Pledge Agreement by executing a joinder thereto in a form and substance acceptable to Administrative Agent within ten (10) Business Days of formation of such Series, but in any event prior to any Credit Extension with respect to such Series or the Underlying Property owned by such Series. Upon execution of a joinder to the Series Guaranty and Pledge Agreement, each Series shall (i) automatically become a guarantor under thereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Series Guaranty and Pledge Agreement, and (ii) thereby grant to Administrative Agent for the benefit of Lender a first priority lien and security interest in any property, real or personal, of such Series, including, without limitation, the Underlying Property owned by such Series and all other rights, title and interests appurtenant or related thereto.

6.15 Post-Closing Items.

(a) Borrower will deliver to Administrative Agent a Deposit Account Control Agreement with respect to the Collection Account and Reserve Account acceptable to Administrative Agent and executed by Borrower and Account Bank within thirty (30) days after the Effective Date.

(b) Borrower will deliver to Administrative Agent evidence of insurance compliant with Section 6.4 of this Agreement within thirty (30) days after the Effective Date.

7. NEGATIVE COVENANTS

Each Credit Party shall not do any of the following (except for Section 7.4 through Section 7.7 which shall be solely with respect to Borrower) without Administrative Agent’s prior written consent:

7.1 Changes in Business. It shall not make any material change in the nature of its business as conducted on the Effective Date.

7.2 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division). Borrower shall not form or create any Subsidiary other than the Series created by Borrower in accordance with Borrower’s Operating Documents as contemplated herein.

7.3 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.4 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein to the extent such security interest can be perfected by filing a UCC financing statement, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender or Administrative Agent for the benefit of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Sponsor or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Sponsor’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in the definition of Permitted Liens herein.

7.5 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments.

7.6 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of it, except for the Loan Documents and transactions that are in the ordinary course of its business, upon fair and reasonable terms that are no less favorable to it than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.7 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender.

7.8 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on its business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of it, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.9 Minimum Tangible Net Worth. It shall not permit the Tangible Net Worth of the Sponsor and any consolidated Subsidiaries to be less than $2,000,000.00 as long as any Obligations are outstanding.

7.10 Minimum Liquidity. It shall not permit the Liquidity of the Sponsor and any consolidated Subsidiaries to be less than $1,500,000.00; provided, such amount shall be reduced to $1,000,000 until the earlier of (x) the date of the First New Equity Capital or (y) November 30, 2023.

7.11 Underlying Customer Documents. It shall not materially alter, revise supplement or omit any provisions of the forms of any Underlying Customer Documents without Administrative Agent’s prior written approval.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Any applicable Credit Party fails or neglects to perform any obligation in Sections 6.6, 6.10 or 6.11 or violates any covenant in Section 7; or

(b) The Property Manager fails or neglects to perform any obligation in Section 6.9; or

(c) Any Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Credit Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Credit Party shall have an additional period (which shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to any other covenants set forth in clause (a) or (b) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Insolvency. (a) Any Credit Party or any of their Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Credit Party or any of their Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Credit Party or any of their Subsidiaries and is not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.5 Cross-Default. There is, under any agreement to which Sponsor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00) that remains uncured, or with respect to defaults of principal payments, for two (2) days or, with respect to defaults of interest payments, for five (5) days;

8.6 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Credit Party by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.7 Misrepresentations. Any Credit Party, Property Manager or any Person acting for such Credit Party or Property Manager makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Administrative Agent and/or Lender or to induce Administrative Agent and/or Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.8 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.9 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of any Credit Party, the Property Manager or any of their Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of the Credit Party, the Property Manager or any of their Subsidiaries to hold any Governmental Approval in any other jurisdiction;

8.10 Regulatory Event. The occurrence and continuance of a Regulatory Event affecting or involving any of the Credit Parties or the Property Manager;

8.11 Property Management Default. The occurrence and continuance of a Property Manager Default; or

8.12 Change in Control. The occurrence of any Change in Control.

9. ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, on behalf of Lender, may do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Lender or Administrative Agent);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between any Credit Party, Administrative Agent and/or Lender;

(c) obtain physical possession of all files of Borrower relating to the Underlying Property and the Collateral which are then or may thereafter come into the possession of a Borrower or any third party acting for Borrower and Borrower shall deliver to Administrative Agent such assignments as Administrative Agent shall request;

(d) following written notice by Administrative Agent, on behalf of Lender (acting in its sole discretion) of the exercise of control rights with respect to the Collateral pursuant to and in accordance with the UCC, Borrower will sell, otherwise dispose of or repay any Obligations with respect to any Collateral as directed by Lender, provided that any such sale or other disposition directed by Administrative Agent, on behalf of Lender shall be on commercially reasonable terms in every aspect and shall be subject to the rights of any Underlying Customer. The proceeds of any such sale or disposition shall be applied in accordance with Section 2.5(c);

(e) following written notice by Administrative Agent, on behalf of Lender, execute and record mortgages or deeds of trust, as applicable, in favor of Administrative Agent, with respect to the Underlying Properties; and

(f) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Administrative Agent, on behalf of Lender, as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:

(a) in the name of Borrower, as applicable, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(b) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(c) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder as Administrative Agent shall direct, including any payment agent with respect to any Collateral; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and Borrower’s expense, at any time, and from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do.

Borrower hereby appoints Administrative Agent, acting on behalf of Lender, as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Administrative Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder. Administrative Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If any Credit Party fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which a Credit Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Administrative Agent may obtain such insurance or make such payment, and all amounts so paid by Administrative Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Administrative Agent will make reasonable efforts to provide the Credit Parties with notice of Administrative Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Administrative Agent are deemed an agreement to make similar payments in the future or Administrative Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Administrative Agent, acting at Lender’s direction, shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any exercises of Purchase Rights or other disposition of the Collateral, or otherwise, to the Obligations. Administrative Agent shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Administrative Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Administrative Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Administrative Agent of cash therefor.

9.5 No Waiver; Remedies Cumulative. Administrative Agent and/or Lender’s failure, at any time or times, to require strict performance by any Credit Party or the Property Manager of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent and/or Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.6 Demand Waiver. The Credit Parties and the Property Manager waive demand, notice of dishonor, notice of payment and nonpayment, , nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender or Administrative Agent, on behalf of Lender, on which such Credit Party or Property Manager is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender, Borrower, Sponsor or Administrative Agent may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Mission Property Holdings LLC
548 Market Street #25841 San Francisco, CA 94104
E-mail Address: legal@ownify.com

If to Sponsor:	Ownify, Inc.
548 Market Street #25841 San Francisco, CA 94104
E-mail Address: legal@ownify.com

If to Lender:	Setpoint Residential Fintech Fund L.P.
2028 E Ben White Blvd #240-8946
Austin, TX 78741
E-mail Address: legal@setpoint.io

If to Administrative Agent:	Setpoint Residential Fintech Fund L.P.
2028 E Ben White Blvd #240-8946
Austin, TX 78741
E-mail Address: legal@setpoint.io

11. APPLICABLE LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

11.1 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

11.2 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE CREDIT PARTIES OR THE PROPERTY MANAGER ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE CREDIT PARTIES AND THE PROPERTY MANAGER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE CREDIT PARTIES OR THE PROPERTY MANAGER AT THEIR ADDRESS PROVIDED IN ACCORDANCE WITH THIS AGREEMENT AND TO ANY PROCESS AGENT APPOINTED IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE CREDIT PARTIES AND THE PROPERTY MANAGER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (iv) AGREES THAT LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE CREDIT PARTIES AND THE PROPERTY MANAGER IN THE COURTS OF ANY OTHER JURISDICTION.

11.3 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.4 Survival. This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of a security interest by Borrower in Section 4.1 shall survive until the termination of this Agreement.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Credit Parties and the Property Manager may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to the Credit Parties or the Property Manager, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. The Credit Parties agree to indemnify, defend and hold Lender, Administrative Agent and their directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Administrative Agent or Lender (each, a “Lender Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Lender Indemnified Person, in each case, as a result of, following from, consequential to, in connection with, or arising from the transactions contemplated by the Loan Documents, including but not limited to the occurrence of a Regulatory Event affecting or involving any of the Credit Parties or the Property Manager, except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence, willful misconduct or fraud.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought; provided, that Administrative Agent shall be entitled to amend Schedule A attached hereto in order to memorialize Upsize Amounts and Downsize Amounts. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7 Right of Set Off. The Credit Parties hereby grant to Lender, a lien, security interest and right of set off as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a Lender subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE CREDIT PARTIES ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.8 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between the Credit Parties and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable and documented attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.9 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.10 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.11 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.12 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.13 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13. DEFINITIONS

As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means the Collection Account and the Reserve Account.

“Account Bank” means the banking institutions set forth on Schedule B or any substitute Account Bank appointed (a) if an Event of Default has occurred and is continuing, by Administrative Agent, acting at Lender’s direction in its sole discretion and (b) in the absence of an Event of Default, by Administrative Agent, on behalf of Lender, with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.

“Accepted Property Management Practices” means, with respect to any Underlying Property, those customary property management practices of prudent institutions that service leases and rental agreements with respect to single family and 2-4 family residential homes of substantially the same type as the Underlying Property in the jurisdiction where such Underlying Property is located, which are held by the owner thereof for a comparable period of time, and in accordance with all applicable laws and in a manner at least equal in quality to the property management that such Person provides to Underlying Properties that it (a) owns in its portfolio, (b) otherwise manages for its affiliates, or (c) otherwise manages for third parties, whichever standard of clauses (a), (b) or (c) is greater, as applicable, exercising its reasonable business judgment at the time taking into account the existing facts and circumstances known to such Person at such time.

“Acquisition Date” means, with respect to an Underlying Property, the date on which Borrower (or a Series thereof) acquired such Underlying Property.

“Advance Rate” means, as of any date of determination with respect to any Eligible Property, the lowest applicable amount set forth in the following chart under the heading “Advance Rate” based on the number of days elapsed since the Acquisition Date with respect thereto:

Time Period since Acquisition Date	Advance Rate
From the Acquisition Date to and including 180 days following the Acquisition Date	80%
From 181 days following the Acquisition Date to and including 365 days following the Acquisition Date	75%
More than 365 days following the Acquisition Date	70%

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Appraisal” means a written appraisal ordered through the Setpoint Technologies Platform or as otherwise acceptable to Administrative Agent that was prepared and signed by a Qualified Appraiser and in accordance with the requirements of Title XI of FIRREA and was written, in form and substance, to USPAP standards, and satisfies applicable legal and regulatory requirements.

“Appraised Value” means the appraised value of an Eligible Property as set forth in an Appraisal dated no more than thirty (30) days prior to the applicable Funding Date; provided, that a BPO or AVM acceptable to Administrative Agent may be substituted for the Appraised Value. The Appraised Value of an Eligible Property shall be updated quarterly.

“Asset Value” means the lower of the related (a) Appraised Value; and (b) the purchase price.

“Assigned Documents” is defined in Section 4.4.

“Authorized Signer” is any individual listed in a Credit Party’s Borrowing Resolutions who is authorized to execute the Loan Documents, including making (and executing, if applicable) any Credit Extension request, on behalf of such Credit Party.

“Availability Period” is the period of time commencing upon the Effective Date and continuing through the earlier to occur of (a) July 28, 2025 or (b) an Event of Default.

“AVM” is the estimated value of an Underlying Property as determined by an automated valuation model ordered through the Setpoint Technologies Platform.

“Benchmark” means, initially, Compounded SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.3, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (a) the alternate Benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Lender and Borrower as the replacement for such Corresponding Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that if the Benchmark Replacement as determined pursuant to clauses (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner consistent with market practice (or, if Lender reasonably determines that adoption of any portion of such market practice is not administratively feasible or if Lender reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Corresponding Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Corresponding Tenor of such Benchmark or (b) all Corresponding Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Books” are all books and records including ledgers, federal and state tax returns, records regarding the Credit Parties’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Base” means, on any date of determination, the sum of:

(a) the aggregate value of the Eligible Properties, as determined by the product of (i) the Asset Value of all Eligible Properties less any Excess Concentration Amounts; and (ii) the applicable Advanced Rate; plus

(b) one hundred percent (100%) of the balance of the unrestricted cash and Cash Equivalents of Borrower in the Collection Account on such date for which Lender shall have a first-priority perfected Lien; minus

(c) the aggregate (without duplication) of the Excess Concentration Amounts.

“Borrowing Base Deficiency” means, as of any date of determination, the positive amount, if any, equal to

(i) aggregate outstanding principal amount of the Revolving Loan Advances less (ii) the Borrowing Base as of such date.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or other applicable governing body (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Administrative Agent and Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or other authorized officer on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing, if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Administrative Agent and Lender a further certificate canceling or amending such prior certificate.

“BPO” shall mean (i) an opinion as to the fair market value of an Underlying Property that at a minimum conforms to generally accepted appraisal standards as set forth in USPAP and, to the extent required, is performed in accordance with the requirements of FIRREA, ordered through the Setpoint Technologies Platform and prepared by a Qualified Appraiser and delivered to Lender and Administrative Agent for review and Lender’s approval or (ii) a 3rd party interior, “as-is” appraisal ordered through the Setpoint Technologies Platform and that is acceptable to Administrative Agent in its sole discretion.

“Business Day” is any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, trust certificates and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Sweep Event” shall mean, as measured on each Payment Date, when Sponsor’s and its consolidated Subsidiaries’ Debt Service Coverage Ratio, with respect to the period occurring since the immediately prior Payment Date, is less than 1.20 to 1.00.

“Change in Control” means, at any time, (a) with respect to Borrower, the Sponsor shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower and (b) with respect to the Sponsor, failure at any time of the shareholders (who are shareholders as of the Effective Date) to hold or control, in the aggregate, more than 50% of the economic and voting interest in the Capital Stock of the Sponsor.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” consists of (a) all of Borrower’s and each Series’ right, title and interest in, to and under the Underlying Properties, the Eligible Property Legal Documents and other Assigned Documents, the Collection Account, the Reserve Account, all Income, all of Borrower’s Intellectual Property, and all other personal property, including all of Borrower’s accounts, deposit accounts, commercial tort claims, documents, goods, payment intangibles, general intangibles, chattel paper, instruments, securities, investment property, promissory notes, letters of credit, letter of credit rights, money, supporting obligations and all other property of any type or nature, wherever located, whether now or hereafter existing, owned or acquired and the proceeds and products thereof, (b) all of Sponsor’s right, title and interest in and to 100% of Borrower’s Capital Stock, and (c) all of Borrower’s right, title and interest in and to 100% of each Series’ Capital Stock.

“Collection Account” is, collectively, the account or accounts maintained by Borrower for the benefit of Administrative Agent, on behalf of Lender, with the applicable Account Bank with the account details on file with Administrative Agent.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit A.

“Compounded SOFR” with respect to any U.S. Government Securities Business Day means:

(1) the applicable compounded average of SOFR for the Corresponding Tenor as published on such U.S. Government Securities Business Day at the SOFR Determination Time; or

(2) if the rate specified in (1) above does not so appear, the applicable compounded average of SOFR for the Corresponding Tenor as published in respect of the first preceding U.S. Government Securities Business Day for which such rate appeared on the Federal Reserve Bank of New York’s website.

For example, “30-day Average SOFR” refers to the compounded average SOFR over a rolling 30-calendar day period as published on the SOFR Administrator’s Website.

“Corresponding Tenor” means a tenor (including overnight) having the length (disregarding any business day adjustment) of 30 days or one month.

“Credit Extension” is any Revolving Loan Advance or any other extension of credit by Lender for Borrower’s benefit.

“Credit Party” means Borrower and the Sponsor.

“Custodian” means Wilmington Savings Fund Society, FSB, or such other custodian has may be designated by Lender from time to time in writing to Borrower prior to a Funding Date.

“Custody Agreement” means the Custody Agreement dated as of June 1, 2023 among Lender, as issuer, Wilmington Savings Fund Society, FSB, as indenture trustee, Administrative Agent, as servicer, Setpoint Management LLC, as asset manager, the repo sellers party thereto from time to time, each as a repo seller, and Custodian, as custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to a joinder agreement.

“Data Fields” shall mean the following data fields related to each Eligible Property: (i) property address, (ii) purchase price and (iii) name of Underlying Customer.

“Debt Service Coverage Ratio” means, as to a specific period, (a) actual aggregate Gross Rents collected by or on behalf of Borrower (and each Series thereof) during such period minus the Operating Expenses for all Underlying Properties constituting Collateral during such period, divided by (b) the total amount of interest payments for indebtedness for borrowed money coming due within such period plus any Unused Fees coming due within such period.

“Deed” means, with respect to an Underlying Property, the instrument or document required by the law of the jurisdiction in which the Underlying Property is located to convey fee title.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account Control Agreement” means a “springing” deposit account control agreement with respect to the Collection Account and Reserve Account, among the applicable Account Bank, Administrative Agent and Borrower, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Drawn Margin” means 5.95%.

“Effective Date” means the date of this Agreement.

“Eligible Property” means an Underlying Property acceptable to Administrative Agent in its reasonable discretion based upon lending standards contained herein and with respect to which each of the representations and warranties set forth on Exhibit B is true, complete and correct in all respects.

“Eligible Property Legal Documents” means each of the following documents with respect to an Underlying Property:

(a) Underlying Customer Documents. The Underlying Customer Documents.

(b) Deed. A valid Deed reflecting Borrower as legal owner.

(c) Inspection Report. The residential inspection report, as available as of the Funding Date.

(d) Valuation Report. An Appraisal, a BPO or an AVM that is dated no more than thirty (30) days prior to the applicable Funding Date, as available as of the Funding Date, as approved by Administrative Agent.

(e) Property Insurance. Evidence of electronic notation of the hazard insurance policy and, if required by law, flood insurance policy.

(f) Title Commitment. A preliminary title insurance policy or a “marked up” title insurance commitment, in each case binding on the title insurer issued in connection with the Underlying Property, together with title instructions given to the respective title company describing in detail the final title insurance policy to be provided to Borrower and requiring that such final title insurance policy be provided to Borrower promptly upon issuance.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” is defined in Section 8.

“Excess Concentration Amounts” shall include the following:

(a) The aggregate value of the Underlying Properties, as of any date of determination, that are secured by Underlying Properties that have an Asset Value greater than $900,000.00 in excess of twenty percent (20%) of the greater of (i) the aggregate value of all Underlying Properties or (ii) $5,000,000.00;

(b) The aggregate value of the Underlying Properties, as of any date of determination, that related to an Underlying Customer with a FICO score below 680 in excess of twenty percent (20%) of the greater of

(i) the aggregate value of all Underlying Properties or (ii) $5,000,000.00;

(c) If the Weighted Average Credit Score would be less than 700, then the principal balance of Purchased Loans with credit scores below 700 shall be excluded in an amount necessary to cause the Weighted Average Credit Score to be greater or equal to 700;

(d) The aggregate value of the Underlying Properties, (x) as of the date that is sixty (60) days after the Effective Date, that remain outstanding more than 270 days following the Funding Date; and (y) as of the date that is ninety (90) days after the Effective Date, that remain outstanding more than 180 days following the Funding Date in excess of fifty percent (50%) of the greater of (i) the aggregate value of all Underlying Properties or (ii) $5,000,000.00;

(e) The aggregate value of the Underlying Properties, as of any date of determination, that remain outstanding more than 365 days following the Funding Date in excess of twenty-five percent (25%) of the greater of (i) the aggregate value of all Underlying Properties or (ii) $5,000,000.00;

(f) The aggregate value of the Underlying Properties, as of any date of determination, that remain outstanding more than 720 days following the Funding Date.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing State Location” means the states of Delaware and North Carolina.

“Facility” is defined in the preamble hereof.

“Facility Amount” is the Initial Facility Amount and any Downsize Amount or Upsize Amounts granted by Lender pursuant to Section 2.2(f). The Facility Amount is set forth on Schedule A attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Fannie Mae” means the Federal National Mortgage Association and any successor thereto.

“FICO” means Fair Isaac & Co., or any successor thereto.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

“Floor” means 2.00%.

“Foreign Currency” means lawful money of a country other than the United States.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor thereto.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranty and Pledge Agreement” means the Guaranty and Pledge Agreement executed by the Sponsor for the benefit of Administrative Agent.

“Gross Rents” means, with respect to any Underlying Property, all payments received by the Borrower (or any Series thereof) from or on behalf of a tenant for rent pursuant to the lease for such Underlying Property. For the avoidance of doubt, Gross Rents shall not include (a) any sales proceeds from a full or partial sale of the Underlying Property, (b) any fees, penalties or other similar amounts, or (c) the value of any free rent or other concessions provided with respect to such Underlying Property.

“Operating Expenses” means property management fees, property taxes, homeowner’s insurance premiums not paid by tenants and maintenance costs in each case specifically allocable to an Underlying Property(ies). For the avoidance of doubt, Operating Expenses shall not include (a) depreciation, amortization or other non-cash items, (b) interest, principal or any other sums due and owing with respect to the facility described herein

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future environmental laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives; provided, however, that “Hazardous Substances” shall not include cleaning materials customarily used at properties similar to the properties owned by Subsidiaries of Borrower, to the extent such materials are used, stored and disposed of in accordance with applicable environmental laws.

“Income” shall mean, with respect to any Underlying Property, without duplication, all income, dividends and distributions received with respect to such Underlying Property, including, without limitation, any amounts received with respect to any Regulation A Offering related to such Underlying Property, any rental, lease or other payments under a PSA, any fee income or expense payments of any kind payable pursuant to a PSA, all proceeds upon the exercise of a Purchase Right and all amounts from the sale, transfer, liquidation or other disposition of any Underlying Property, insurance proceeds, condemnation proceeds, interest, principal, dividends or other distributions payable thereon or any fees or payments of any kind received. For the avoidance of doubt, Income shall not include proceeds received by Borrower to be held in escrow for the benefit of a third-party.

“Indebtedness” means, with respect to any Person and without duplication of any amounts: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person or otherwise); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services (other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business, to the extent paid when due); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Person” is defined in Section 12.3.

“Initial Facility Amount” is the aggregate of $5,000,000; provided, however, that the Initial Facility Amount shall not exceed $1,000,000 until Sponsor has obtained $350,000 of additional capital through a Regulation A offering pursuant to the Securities Act of 1933 (“Regulation A Offering”), deemed the (“First New Equity Capital”) on which date the Initial Facility Amount shall be increased to $2,500,000; provided, further that the Initial Facility Amount shall not exceed $2,500,000 until the date that (i) Sponsor has obtained, in addition to the First New Equity Capital, $3,000,000 of new equity capital satisfactory to Lender and Administrative Agent; or (ii) (x) Sponsor has registered an Regulation A Offering; and (y) Lender has received the full repayment of a Revolving Loan Advance, the funds for which repayment were obtained pursuant to a purchase made under Sponsor’s Regulation A Offering, or (z) Lender is otherwise satisfied, in its sole discretion, with the results of the Regulation A Offering.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intangible Assets” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its copyrights, trademarks and patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the copyrights, trademarks or patents.

“Interest Payment Date” means (a) the first Business Day of each calendar month, (b) the Revolving Loan Maturity Date and (c) after maturity, each date on which demand for payment is made.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” is defined in the preamble hereof.

“Lender Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” shall mean, on any date of determination, unrestricted cash and Cash Equivalents of the Sponsor and any consolidated Subsidiaries.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Guaranty and Pledge Agreement, the Series Guaranty and Pledge Agreement, the Deposit Account Control Agreement, any subordination agreement, any note, or notes or guaranties executed by the Credit Parties, and any other present or future agreement by the Credit Parties with or for the benefit of Administrative Agent or Lender, all as amended, restated, or otherwise modified.

“Make-Whole Amount” shall equal difference (if any) between (i) the interest that would have accrued from the Effective Date to the expiration of the Make-Whole Period on one-half of the average of the aggregate outstanding principal amount of the Revolving Loan Advances over the Make-Whole Period, and (ii) the interest actually received by Administrative Agent on behalf of Lender or Lender in respect of all Credit Extensions.

“Make-Whole Period” is the period starting on the Effective Date and ending on the date that is two (2) years after the Effective Date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Administrative Agent’s Lien in the Collateral or Pledged Collateral or in the value of such Collateral or Pledged Collateral; (b) a material adverse change in the business, operations or financial condition of any Credit Party; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender or Administrative Agent now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Services and any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender or Administrative Agent, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” means the payment/advance form substantially in the form attached hereto as Exhibit E.

“Payment Date” means (a) each Interest Payment Date, and (b) the date any Credit Party sells, releases or otherwise disposes of an Underlying Property, including but not limited to the date in which the related Underlying Property is purchased by an Underlying Customer pursuant to a Purchase Right.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender and Administrative Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed to Administrative Agent prior to the Effective Date;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of Permitted Liens hereunder; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date that have been disclosed to Lender (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder); and

(b) Investments consisting of Cash Equivalents.

“Permitted Liens” means, for any Underlying Property: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s and similar Liens, in each case, arising in the ordinary course of business securing obligations that are not yet delinquent, (c) the lien of taxes, assessments and home owners’ association dues and fees not yet delinquent or being contested in good faith by appropriate proceedings, (d) all non-monetary liens, encumbrances, easements and other matters of record and referenced in the related title policy, (e) any other matters set forth in any of the owner’s title insurance policy for such Underlying Property and approved by Administrative Agent in its sole discretion, (f) Liens granted pursuant to or by the Loan Documents, Underlying Customer Documents, or Eligible Property Legal Documents, including any Purchase Rights held by an Underlying Customer, and (g) rights of a contracted buyer of an Underlying Property pursuant to such buyer’s leasehold interest in such Underlying Property.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pre-Closing Deliverables” means those documents and other deliverables listed under Exhibit D.

“Property Manager Default” means the occurrence of any of the following: (i) fraud, gross negligence, willful misconduct or misappropriation of funds by the Property Manager; (ii) any Insolvency Proceeding with respect to the Property Manager; (iii) any Regulatory Event affecting or involving the Property Manager, or (iv) any breach of any covenant, term, provision or representation by the Property Manager under this Agreement or any other Loan Document to which the Property Manager is a party.

“PSA” means any purchase and sale agreement between Borrower (or any Series thereof) and an Underlying Customer.

“Purchase Right” means any right of an Underlying Customer to purchase the related Underlying Property.

“Qualified Appraiser” means an independent appraiser, duly appointed by or acceptable to the related originator, licensed or certified by the applicable governmental body in which the related Underlying Property is located, who had no interest, direct or indirect in the Underlying Property or in any loan made on the security thereof, and whose compensation is not affected by whether the Underlying Property is purchased, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of FIRREA and the regulations promulgated thereunder, and all other applicable law, all as in effect on the date the Underlying Property was acquired.

“Qualified Insurer” means, with respect to any Underlying Property, any insurer duly qualified as such under the laws of the states in which such Underlying Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it, satisfying the applicable requirements of Fannie Mae or Freddie Mac.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Event” is the commencement of or any development in (a) any inquiry, investigation, or regulatory action by any applicable Governmental Authority against any Person, any of their Subsidiaries and/or any other Person engaged in the industry in which any Person conducts its business or (b) any legal action or proceeding to which any Person, any of their Subsidiaries and/or any other Person engaged in the industry in which any Person conducts its business is a party, in each case, which has not been dismissed within sixty (60) days and that, in the case of either (a) or (b), Lender in its reasonable discretion determines could impact any Person’s or any of their Subsidiaries’ ability to continue its business as then currently conducted or could have a negative impact on the industry in which any Person conducts its business as a whole.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Account” is the account maintained by Borrower for the benefit of Administrative Agent, on behalf of Lender, with the applicable Account Bank with the account details on file with Administrative Agent.

“Reserve Account Required Amount” means, as of any date of determination, the rolling three month average of the fees, expenses, interest, taxes, insurance, and other amounts due from the Credit Parties over a three month period calculated based on the aggregate Asset Value of the Eligible Properties.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of any Credit Party.

“Revolving Loan Advance” and “Revolving Loan Advances” are each defined in Section 2.2(a).

“Revolving Loan Maturity Date” is (a) the date that is six (6) months following the expiration of the Availability Period or (b) such earlier date on which the Obligations are immediately due and payable pursuant to Section 9.1 hereof.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Series” means each series of Borrower designated from time to time pursuant to Borrower’s Operating Documents and which Series is required to execute a joinder to the Series Guaranty and Pledge Agreement pursuant to Section 6.14 and with respect to which Administrative Agent has not affirmatively acknowledged such Series’ release from the terms, conditions and obligations of the Series Guaranty and Pledge Agreement in accordance therewith.

“Series Guaranty and Pledge Agreement” means the Series Guaranty and Pledge Agreement executed by each Series of Borrower for the benefit of Administrative Agent.

“Services” means those services provided by the Property Manager to Borrower with respect to property acquisition, preservation, leasing and lease management, operations, maintenance, repair, property management, and property disposition services in connection with the Underlying Properties as more fully described in Exhibit C attached hereto.

“Setpoint Technologies Platform” is defined in Section 3.4.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Time” means 3:00pm (New York time) on a U.S. Government Securities Business Day, at which time Compounded SOFR is published on the NYFRB’s Website.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Administrative Agent entered into between Administrative Agent and the other creditor), on terms acceptable to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity and are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary and each Series of Borrower.

“Tangible Net Worth” means the amount equal to (a) the total equity of the Sponsor and any consolidated Subsidiaries as of any date of determination, determined in accordance with GAAP minus (b) Intangible Assets, if any.

“Underlying Customer” means any Person or Persons that are obligors in respect of any PSA by and between such Underlying Customer and Borrower (or any Series thereof).

“Underlying Customer Documents” means, with respect to each Underlying Customer or Underlying Property, the PSA, any lease or other rental agreement entered into by and between Borrower and the applicable Underlying Customer, and any participation agreement, equity sharing agreement or any other agreements, disclosures or contracts delivered to or entered into by the applicable Underlying Customer.

“Underlying Property” means any residential property that is wholly owned by or acquired or to be acquired by Borrower (or any Series thereof) in connection with any Underlying Customer and the fee title to which is held by Borrower (or any Series thereof), together with all improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.

“Underwriting Policies” shall mean those internal credit, collection, underwriting and compliance guidelines developed by the Property Manager, as provided to Administrative Agent and Lender.

“Unused Commitment Percentage” shall mean a percentage equal to the average daily unused amount of the Facility Amount over the Facility Amount.

“Unused Fee” is defined in Section 2.4(d).

“Upsize Amount” is defined in Section 2.2(f).

“Upsize Date” is defined in Section 2.2(f).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USPAP” means the Uniform Standards of Professional Appraisal Practice, as amended and in effect from time to time.

“Weighted Average Credit Score” shall mean, as of any date of determination, the weighted average (determined based on principal balance, inclusive of all unfunded holdbacks) FICO credit score of the pool of Underlying Customers as of such date of determination.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MISSION PROPERTY HOLDINGS LLC,
a Delaware limited liability company

By:	Ownify, Inc.
Its:	Manager

By:
Name:	Frank Rohde
Title:	Chief Executive Officer of Ownify

SPONSOR:

OWNIFY, INC.,
a Delaware corporation

By:
Name:	Frank Rohde
Title:	Chief Executive Officer
7/28/2023

PROPERTY MANAGER:

FOLSOM STREET PROPERTY MANAGEMENT LLC,
a Delaware limited liability company

By:
Name:	Ben Herold
Title:	Manager

[Signature Pages to Loan and Security Agreement]

LENDER:

SETPOINT RESIDENTIAL FINTECH FUND L.P., a
Delaware limited partnership

By: Setpoint Residential Fintech Fund GP LLC, a Delaware limited liability company

By:
Name:	Michael Lam
Title:	Authorized Signatory

ADMINISTRATIVE AGENT:

SETPOINT RESIDENTIAL FINTECH FUND L.P., a
Delaware limited partnership

By: Setpoint Residential Fintech Fund GP LLC, a Delaware limited liability company

By:
Name:	Michael Lam
Title:	Authorized Signatory

[Signature Pages to Loan and Security Agreement]

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:	SETPOINT RESIDENTIAL FINTECH FUND L.P.	Date: July 28, 2023
FROM:	MISSION PROPERTY HOLDINGS LLC

The undersigned authorized officer of Mission Property Holdings LLC (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement dated as of July 28, 2023 (the “Agreement”) among Borrower, Ownify, Inc., Folsom Street Property Management LLC, and Setpoint Residential Fintech Fund L.P., as administrative agent (“Administrative Agent”) and lender (“Lender”):

(1) [Borrower] [Sponsor] is in complete compliance for the period ending ____________ with all covenants; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; and (4) the amounts and computations set forth on this Compliance Certificate are true and correct. [If an Event of Default exists, provide a description of it and the steps, if any, being taken to cure it.]

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that [Borrower] [Sponsor] is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

A.	Borrowing Base

1.	Aggregate outstanding principal amount of the Revolving Loan Advances	$____________

2.	Aggregate value of the Eligible Properties	$____________

3.	Aggregate amount of any Excess Concentration Amounts	$____________

4.	Difference of amounts in line 2 and line 3	$____________

5.	Weighted Average Advance Rate of each Eligible Property	____%

6.	Product of the amounts in line 4 and line 5	$____________

7.	Amount of unrestricted cash and Cash Equivalents in the Collection Account	$____________

8.	Sum of amounts in line 6 and line 7	$____________

9.	Difference of amounts under line 1 and line 8	$____________

	Borrowing Base Deficiency:	[YES/NO]

B.	Section 7.9 – Minimum Tangible Net Worth

1.	Total equity of the Sponsor and any consolidated Subsidiaries	$____________

2.	Total amount of Intangible Assets	$____________

3.	Difference of amounts under line 1 and line 2	$____________

4.	Aggregate outstanding principal amount of Revolving Loan Advances	$____________

5.	Amount in line 3 divided by amount in line 4	____%

6.	Minimum Tangible Net Worth	$2,000,000.00

	Compliance:	[YES/NO]

C.	Section 7.10 – Minimum Liquidity

1.	Amount of unrestricted cash and Cash Equivalent of the Sponsor and any consolidated Subsidiaries	$____________

2.	Minimum Liquidity	$1,500,000.00

	Compliance:	[YES/NO]

MISSION PROPERTY HOLDINGS LLC		LENDER USE ONLY

By:	Ownify, Inc.	Received by:
Its:	Manager		AUTHORIZED SIGNER

Date:
By:
Name:	Frank Rohde	Verified:
Title:	Chief Executive Officer of Ownify		AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF THE UNDERLYING PROPERTIES

Borrower, for itself and on behalf of each designated Series, is deemed to make the following representations and warranties to Lender with respect to each Underlying Property as of each date on which any Revolving Loan Advance is outstanding:

(a) The Underlying Property is a single parcel of real property with a detached single family residence erected thereon, or a two to four family dwelling, or townhome that is located in the United States. The Underlying Property is not an individual residential condominium unit in a condominium project.

(b) The aggregate amount of the Revolving Loan Advance advanced in connection with such Underlying Property is greater than or equal to $100,000 and less than or equal to $800,000.

(c) The Underlying Property is free and clear of all encumbrances and liens except for Permitted Liens.

(d) The Eligible Property Legal Documents related to the Underlying Property do not contain any material exceptions unless approved by Administrative Agent in its sole discretion.

(e) The Underlying Customer related to the Underlying Property has a FICO credit score greater than or equal to 660.

(f) There is no proceeding pending or, to Borrower’s knowledge, threatened for the total or partial condemnation of the related Underlying Property, and the Underlying Property is undamaged by water, fire, earthquake or earth movement other than earthquake, windstorm, flood, tornado, hurricane or other casualty.

(g) The Underlying Property is covered by a preliminary title insurance policy or a “marked up” title insurance commitment, in each case binding on the title insurer issued in connection with the Underlying Property, together with title instructions given to the respective title company describing in detail the final title insurance policy to be provided to Administrative Agent and Lender and requiring that such final title insurance policy be provided to Administrative Agent and Lender upon the earlier of (i) promptly upon issuance or (ii) within sixty

(60) days of acquisition by Borrower of the Underlying Property.

(h) All buildings or other improvements upon the Underlying Property are insured by a Qualified Insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Underlying Property is located, in an amount not less than the lesser of (a) 100% of the replacement cost of all improvements to the Underlying Property or (b) the greater of (i) the outstanding principal balance of the Revolving Loan Advance, or (ii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Underlying Property. If the Underlying Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect with a Qualified Insurer in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Revolving Loan Advance, (ii) the full insurable value of the Underlying Property and (iii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard be clause naming the originator, its successors and assigns (including, without limitation, subsequent owners of the applicable mortgage loan), as additional insureds. No notice of termination of such hazard policy has been received by Borrower. All premiums on such insurance policy have been paid. Each of such insurance policies is a valid and binding obligation of the related insurer and is in full force and effect. None of Borrower, its designee servicers or the Underlying Customer has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Borrower.

(i) Other than routine maintenances, all renovations and construction on the Underlying Property relating to habitability have been completed.

(j) The Eligible Property Legal Documents have all been delivered to Custodian via the Setpoint Technologies Platform within seven (7) days after the related Funding Date.

(k) The Pre-Closing Deliverables have all been delivered to Administrative Agent at least one (1) Business Day prior to the related Funding Date and Administrative Agent shall have confirmed its receipt of the related Pre-Closing Deliverables prior to the funding of the applicable Credit Extension, which confirmation shall be in form and substance satisfactory to Administrative Agent.

(l) Borrower or Sponsor has not received any investment proceeds (other than from the applicable Underlying Customer) from a Regulation A Offering with respect to the Underlying Property.

EXHIBIT C

PROPERTY MANAGER GUIDELINES

(see attached)

EXHIBIT D

Pre-Closing Deliverables

●	PSA
●	Owni Participation Agreement
●	Owni Equity Share Agreement
●	Owni Joinder Agreement (LLC Agreement)
●	Owni Joinder Agreement (Series Guaranty and Pledge)
●	Lease Agreement
●	Valuation Review (AVM/BPO)
●	Title Commitment
●	Inspection Report
●	Property Insurance
●	HUD Settlement Statement
●	Executed Deed

EXHIBIT E

Form of Payment/Advance

Reference is made to the Loan and Security Agreement, dated as of July 28, 2023, (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan and Security Agreement”), among Setpoint Residential Fintech Fund L.P., as administrative agent (“Administrative Agent”) and lender (“Lender”), Ownify, Inc., as sponsor (in such capacity, the “Sponsor”), Folsom Street Property Management LLC, as property manager (in such capacity, the “Property Manager”), and Mission Property Holdings LLC (“Borrower”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan and Security Agreement.

Pursuant to Section 3.2 of the Loan and Security Agreement, Borrower desires that Lender make the following Credit Extension to Borrower in accordance with the applicable terms and conditions of the Loan and Security Agreement on [mm/dd/yy]1 (the “Proposed Date”):

1.	Revolving Loan Advance:	$[____________]

Borrower hereby certifies that:

(i) the Revolving Loan Advance is in an aggregate minimum amount of $100,000;

(ii) as of the Proposed Date, the representations and warranties made by each of the Credit Parties and the Property Manager in the Loan and Security Agreement are true, accurate and complete in all material respects on and as of such Proposed Date and on the Funding Date of each Credit Extension;

(iii) after giving effect to the Credit Extension requested on the Funding Date, the aggregate outstanding principal amount of the Revolving Loan Advances shall not exceed the Facility Amount;

(iv) as of the Proposed Date, each Underlying Property proposed to be financed is an Eligible Property, and the information set forth on Annex A attached hereto is true, accurate and complete;

(v) after giving effect to the Credit Extension requested on the Proposed Date, no event shall have occurred and is continuing or would result from the consummation of the Credit Extension contemplated hereby that would constitute an Event of Default or a Default or result in a Borrowing Base Deficiency;

(vi) after giving effect to any withdrawals from or deposits to the Reserve Account on the Proposed Date, the amount on deposit therein shall at least equal the Reserve Account Required Amount;

(vii) as of the Proposed Date, it has delivered, or caused to be delivered, to Administrative Agent, the Pre-Closing Deliverables associated with the related Eligible Property and it has received a confirmation of receipt of the same from Administrative Agent;

1 To be a date at least one Business Day from delivery of the Notice.

(viii) Lender has determined to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by any Credit Party from the most recent business plan of such Credit Party presented to and accepted by it.

Date: July 28, 2023	MISSION PROPERTY HOLDINGS LLC, as Borrower

By: Ownify, Inc.
Its: Manager

By:
	Name:	Frank Rohde
	Title:	Chief Executive Officer of Ownify

ANNEX A

	Property ID	Address	Purchase Price	Property Type	Funding Date	Notes
1.
2.

SCHEDULE A

Upsize Date/Downsize Date	Upsize Amount/Downsize Amount	Facility Amount
Effective Date	N/A	$5,000,000

SCHEDULE B

ACCOUNT BANK

[On file with Administrative Agent]